Biogen Media Contact:                Biogen Investor Contact:
Jason Glashow                     Matt Calistri
Biogen Inc.                          Biogen Inc.
Tel: (781) 464-3260                    Tel: (781) 464-2442

BIOGEN REPORTS FIRST QUARTER 2017 REVENUES OF $2.8 BILLION

Total revenues grew 3%, or 8% excluding hemophilia revenues*

SPINRAZA launch in the U.S. off to a strong start; Company receives positive CHMP opinion for SPINRAZA and prepares for launch in Europe

TECFIDERA U.S. patents upheld in both IPR and interference proceedings

Cambridge, Mass., April 25, 2017 -- Biogen Inc. (NASDAQ: BIIB) today reported first quarter 2017 financial results, including:

•	Total revenues of $2.8 billion, a 3% increase versus the prior year and an 8% increase excluding hemophilia revenues*.

◦
TYSABRI® revenue grew 14% versus the prior year. Outside the U.S., TYSABRI revenues benefitted by approximately $45 million due to reaching an agreement with the Price and Reimbursement Committee of the Italian National Medicines Agency (AIFA) related to TYSABRI sales in prior periods.

◦	Versus Q4 2016, Biogen estimates TECFIDERA® U.S. revenues were negatively impacted by approximately $50 million to $60 million due to lower inventory levels in the channel.

◦	Worldwide SPINRAZA® revenues were $47 million.

•	GAAP net income and diluted earnings per share (EPS) attributable to Biogen Inc. of $748 million and $3.46, respectively.

◦
GAAP net income and diluted EPS were negatively impacted by $263 million and $1.22, net of tax, respectively, related to the settlement and license agreement with Forward Pharma including consideration of the U.S. Patent and Trademark Office (USPTO) ruling in favor of Biogen in the interference proceeding.

•	Non-GAAP net income and diluted EPS attributable to Biogen Inc. of $1.1 billion and $5.20, respectively.

* Total Q1 2017 revenues include hemophilia revenues only for the month of January. The 8% increase in total revenues excludes all hemophilia revenues from Q1 2016 and January 2017. Hemophilia revenues include ELOCTATE® and ALPROLIX® product revenues as well as royalty and contract manufacturing revenue related to Sobi.

(In millions, except per share amounts)	Q1 '17	Q4 '16	Q1 '16	Q1 '17 v. Q4 '16	Q1 '17 v. Q1 '16
Total revenues**	$2,811	$2,872	$2,727	(2%)**	3%**

GAAP net income***	$748	$649	$971	15%	(23%)
GAAP diluted EPS	$3.46	$2.99	$4.43	16%	(22%)

Non-GAAP net income***	$1,123	$1,093	$1,049	3%	7%
Non-GAAP diluted EPS	$5.20	$5.04	$4.79	3%	9%
** Total revenues grew 4% versus Q4 2016 and 8% versus Q1 2016 excluding hemophilia.
***Net income attributable to Biogen Inc.

A reconciliation of GAAP to Non-GAAP quarterly financial results can be found in Table 3 at the end of this press release.

“I am very pleased with the results of the first quarter. We saw continued stability in our MS business, executed a strong launch of SPINRAZA, grew market share for our biosimilars business across Europe, and reinforced the intellectual property for TECFIDERA,” said Chief Executive Officer Michel Vounatsos. “Furthermore, we continued to build our neurology pipeline with the anticipated addition of our new Phase 2-ready anti-tau antibody.”

“We are encouraged by the progress we made launching SPINRAZA in the U.S., and, following the positive CHMP opinion, we are ramping up pre-launch activities in Europe. The value this therapy provides to patients is compelling, and we are working to accelerate patient access globally,” Vounatsos continued. “Overall, I believe we’re building positive momentum at the company, and I look forward to leading Biogen into a new and exciting era.”

Revenue Highlights

(In millions)	Q1 '17	Q4 '16	Q1 '16	Q1 '17 v. Q4 '16	Q1 '17 v. Q1 '16
Multiple Sclerosis:
TECFIDERA	$958	$1,002	$946	(4%)	1%
Total Interferon	$648	$688	$670	(6%)	(3%)
AVONEX®	$537	$564	$564	(5%)	(5%)
PLEGRIDY®	$112	$125	$106	(10%)	5%
TYSABRI	$545	$474	$477	15%	14%
FAMPYRATM	$20	$22	$20	(7%)	1%
ZINBRYTA®	$11	$6	$—	81%	NMF

Hemophilia:
ELOCTATE****	$48	$149	$108	(68%)	(55%)
ALPROLIX****	$26	$93	$75	(72%)	(65%)

Spinal Muscular Atrophy
SPINRAZA	$47	$5	$—	NMF	NMF

Other Product Revenues:
Biosimilars	$66	$53	$2	25%	NMF
FUMADERMTM	$10	$11	$11	(15%)	(15%)

Total Product Revenues:	$2,380	$2,503	$2,309	(5%)	3%

Anti-CD20 Revenues	$341	$318	$329	7%	3%
Other Revenues****	$90	$51	$88	77%	2%

Total Revenues**	$2,811	$2,872	$2,727	(2%)**	3%**
Note: Numbers may not foot due to rounding; percent changes represented as favorable & (unfavorable)
**** Q1 2017 ELOCTATE and ALPROLIX revenues reflect only the month of January, prior to the spin-off of our hemophilia business. Other revenues include royalty and contract manufacturing revenue related to Sobi only for the month of January.

Expense Highlights

(In millions)	Q1 '17	Q4 '16	Q1 '16	Q1 '17 v. Q4 '16	Q1 '17 v. Q1 '16
GAAP cost of sales	$385	$378	$313	(2%)	(23%)
Non-GAAP cost of sales	$385	$363	$313	(6%)	(23%)

GAAP R&D	$423	$534	$437	21%	3%
Non-GAAP R&D	$421	$531	$437	21%	4%

GAAP SG&A	$499	$496	$497	(1%)	(0%)
Non-GAAP SG&A	$483	$484	$497	0%	3%
Note: Percent changes represented as favorable & (unfavorable)

•
Biogen also recorded GAAP-only pre-tax charges in Q1 2017 of $354 million related to the settlement and license agreement with Forward Pharma including consideration of the USPTO ruling in favor of Biogen in the interference proceeding. These charges are included in amortization of acquired intangible assets and exceed the amounts anticipated in Biogen’s previously announced 2017 full year GAAP financial guidance related to this agreement.

Other Financial Highlights

•	As of March 31, 2017, Biogen had cash, cash equivalents and marketable securities totaling approximately $5.7 billion, and approximately $6.5 billion in notes payable and other financing arrangements.

•	For the first quarter of 2017, the Company’s weighted average diluted shares were approximately 216 million. The Company ended the quarter with approximately 214 million basic shares outstanding.

•
During the first quarter of 2017, Biogen repurchased approximately 2 million shares of the Company’s common stock for a total value of $584 million. Since the end of the quarter, the Company has repurchased an additional approximately 2 million shares for a total value of $543 million.

Business Development Highlights

•
In April 2017, Biogen announced an agreement with Bristol-Myers Squibb to exclusively license BMS-986168, an experimental medicine with potential in Alzheimer’s disease and progressive supranuclear palsy (PSP), a rare condition that affects movement, speech, vision, and cognitive function. Biogen plans to initiate Phase 2 studies for BMS-986168 in both of these indications. Biogen anticipates making an upfront payment of $300 million to Bristol-Myers Squibb in the second quarter of 2017 as well as a near-term $60 million milestone payment to the former stockholders of iPierian, Inc. upon initiation of a Phase 2 trial for BMS-986168. These amounts exceed the estimated $100 million in business development expense assumed in Biogen’s previously announced 2017 full year financial guidance. This agreement is subject to customary closing conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in the United States, and is expected to close in the second quarter of 2017.

Other Recent Events

•
At the 69th annual meeting of the American Academy of Neurology (AAN) being held in Boston from April 22 to April 28, 2017, Biogen is presenting data from its portfolio of treatments and investigational therapies for people with serious neurological and neurodegenerative diseases. Platform and poster presentations include new real-world evidence supporting TECFIDERA and TYSABRI, underscoring the importance of early and appropriate treatment for multiple sclerosis (MS); new data demonstrating the clinically meaningful efficacy and favorable benefit-risk profile of SPINRAZA for spinal muscular atrophy; and previously presented results from the Phase 1b studies of aducanumab, an investigational treatment for early Alzheimer’s disease.

•
In April 2017, Biogen announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency adopted a positive opinion recommending the granting of a marketing authorization in the European Union (EU) for SPINRAZA (nusinersen) to treat patients with spinal muscular atrophy. The CHMP reviewed SPINRAZA under an accelerated assessment procedure, which is a regulatory mechanism to facilitate earlier access to patients for medicines that fulfill unmet medical needs. SPINRAZA is the first treatment for spinal muscular atrophy to be recommended by the CHMP for approval in the EU.

•
In March 2017, the USPTO ruled against the Coalition for Affordable Drugs V LLC, an entity associated with a hedge fund, in the inter partes review of Biogen’s U.S. Patent No. 8,399,514 (the ‘514 patent). The ‘514 patent includes claims covering the treatment of MS with 480 mg of dimethyl fumarate as provided for in Biogen’s TECFIDERA label.

•	In March 2017, the USPTO ruled against Forward Pharma in the interference proceeding between Forward Pharma’s pending U.S. Patent Application No. 11/576,871 and the ‘514 patent.

•
In March 2017, Biogen presented data from its Alzheimer’s and Parkinson’s disease programs at the 13th International Conference on Alzheimer’s and Parkinson’s Diseases (AD/PD™) in Vienna, Austria. The Biogen presentations included data from research of Alzheimer’s and Parkinson’s disease biomarkers; the investigational treatment for Alzheimer’s disease, aducanumab; and the investigational treatment for Parkinson’s disease, BIIB054.

•
In March 2017, Roche announced that the U.S. Food and Drug Administration’s (FDA) Oncologic Drugs Advisory Committee (ODAC) voted unanimously (11 to 0) that the benefit-risk of rituximab/hyaluronidase for subcutaneous (under the skin) injection was favorable for the treatment of certain blood cancers. This new co-formulation includes the same monoclonal antibody as intravenous RITUXAN® (rituximab) and hyaluronidase, a molecule that helps to deliver medicine under the skin. The FDA is expected to make a decision on approval by June 26, 2017. Roche and Biogen collaborate on RITUXAN in the U.S.

•
In March 2017, Biogen appointed Anirvan Ghosh, Ph.D. as Senior Vice President, Research and Early Development (RED). Dr. Ghosh will lead Biogen’s RED organization in the discovery and development of drug candidates from idea through proof of concept.

•
In February 2017, Biogen announced the completion of the separation of its global hemophilia business. The new company, known as Bioverativ, is an independent, publicly traded global biotechnology company focused on hemophilia and other rare blood disorders. Bioverativ trades under the symbol “BIVV” on the NASDAQ Global Select Market.

•
In January 2017, Siemens Healthineers and Biogen announced plans to jointly develop magnetic resonance imaging (MRI) applications with the intent of quantifying key markers of MS disease activity and progression.

•
In January 2017, Biogen initiated a Phase 1 trial of an anti-tau monoclonal antibody, BIIB076, in healthy volunteers and participants with Alzheimer’s disease. BIIB076 was derived from Neurimmune’s reverse translational medicine platform.

Conference Call and Webcast
The Company's earnings conference call for the first quarter will be broadcast via the internet at 8:30 a.m. ET on April 25, 2017, and will be accessible through the Investors section of Biogen’s homepage, www.biogen.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the conference call and will be subsequently available on the website for at least one month.

About Biogen
Through cutting-edge science and medicine, Biogen discovers, develops and delivers innovative therapies worldwide for people living with serious neurological and neurodegenerative diseases. Founded in 1978, Biogen is a pioneer in biotechnology and today the Company has the leading portfolio of medicines to treat multiple sclerosis, has introduced the first and only approved treatment for spinal muscular atrophy, and is at the forefront of neurology research for conditions including Alzheimer’s disease, Parkinson’s disease and amyotrophic lateral sclerosis. Biogen also manufactures and commercializes biosimilars of advanced biologics. For more information, please visit www.biogen.com. Follow us on social media - Twitter, LinkedIn, Facebook, YouTube.

Safe Harbor
This press release contains forward-looking statements, including statements relating to: Biogen’s strategy and plans; potential of our commercial business and pipeline programs; clinical trials and data readouts and presentations; regulatory filings and the timing thereof; and anticipated benefits and potential of investments, collaborations, and business development activities. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “possible,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our dependence on sales from our principal products; failure to compete effectively due to significant product competition in the markets for our products; difficulties in obtaining and maintaining adequate coverage, pricing, and reimbursement for our products; risks associated with current and potential future healthcare reforms; the occurrence of adverse safety events, restrictions on use with our products, or product liability claims; failure to protect and enforce our data, intellectual property, and other proprietary rights and the risks and uncertainties relating to intellectual property claims and challenges; uncertainty of long-term success in developing, licensing, or acquiring other product candidates or additional indications for existing products; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; risks relating to management and key personnel changes, including attracting and retaining key personnel; problems with our manufacturing processes; our dependence on collaborators and other third parties for the development, regulatory approval, and commercialization of products and other aspects of our business, which are outside of our control; failure to successfully execute on our growth initiatives; risks relating to the spin-off of our hemophilia business, including risks of operational difficulties, exposure to claims and liabilities, and the ability to achieve some or all of the anticipated benefits; risks relating to technology failures or breaches; failure to comply with legal and regulatory requirements; fluctuations in our effective tax rate; risks related to indebtedness; the risks of doing business internationally, including currency exchange rate fluctuations; risks relating to investment in and expansion of manufacturing capacity for future clinical and commercial requirements; risks related to commercialization of biosimilars; risks related to investment in properties; the market, interest, and credit risks associated with our portfolio of marketable securities; risks relating to stock repurchase programs; risks relating to access to capital and credit markets; environmental risks; risks relating to the sale and distribution by third parties of counterfeit versions of our products; risks relating to the use of social media for our business; change in control provisions in certain of our collaboration agreements; and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the Securities and Exchange Commission.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

###

TABLE 1

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited) (in millions, except per share amounts)

	For the Three Months Ended March 31,
	2017	2016
Revenues:
Product, net	$2,380.1	$2,309.4
Revenues from anti-CD20 therapeutic programs	340.6	329.5
Other	90.0	87.9
Total revenues	2,810.7	2,726.8
Cost and expenses:
Cost of sales, excluding amortization of acquired intangible assets	384.6	313.0
Research and development	423.4	437.3
Selling, general and administrative	499.1	497.3
Amortization of acquired intangible assets	448.5	88.8
Collaboration profit (loss) sharing	20.8	—
(Gain) loss on fair value remeasurement of contingent consideration	10.0	2.3
Restructuring charges	—	9.7
Total cost and expenses	1,786.4	1,348.4
Income from operations	1,024.3	1,378.4
Other income (expense), net	(37.6)	(52.8)
Income before income tax expense and equity in loss of investee, net of tax	986.7	1,325.6
Income tax expense	239.2	356.4
Equity in loss of investee, net of tax	—	—
Net income	747.5	969.2
Net income (loss) attributable to noncontrolling interests, net of tax	(0.1)	(1.7)
Net income attributable to Biogen Inc.	$747.6	$970.9

Net income per share:
Basic earnings per share attributable to Biogen Inc.	$3.47	$4.44
Diluted earnings per share attributable to Biogen Inc.	$3.46	$4.43

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Inc.	215.6	218.9
Diluted earnings per share attributable to Biogen Inc.	215.9	219.3

TABLE 2

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in millions)

	As of March 31, 2017	As of December 31, 2016
ASSETS
Cash, cash equivalents and marketable securities	$2,880.2	$4,895.1
Accounts receivable, net	1,501.5	1,441.6
Inventory	921.6	1,001.6
Other current assets	1,556.4	1,393.9
Total current assets	6,859.7	8,732.2
Marketable securities	2,825.2	2,829.4
Property, plant and equipment, net	2,610.9	2,501.8
Intangible assets, net	4,103.9	3,808.3
Goodwill	3,611.7	3,669.3
Investments and other assets	1,184.5	1,335.8
TOTAL ASSETS	$21,195.9	$22,876.8

LIABILITIES AND EQUITY
Current liabilities	2,992.5	3,419.9
Notes payable and other financing arrangements	5,952.7	6,512.7
Other long-term liabilities	783.3	815.6
Equity	11,467.4	12,128.6
TOTAL LIABILITIES AND EQUITY	$21,195.9	$22,876.8

TABLE 3

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION:
NET INCOME ATTRIBUTABLE TO BIOGEN INC. AND DILUTED EARNINGS PER SHARE
(Unaudited) (in millions, except per share amounts)

An itemized reconciliation between diluted earnings per share on a GAAP and Non-GAAP basis is as follows:

	For the Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
GAAP earnings per share - Diluted	$3.46	$2.99	$4.43
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	1.74	2.05	0.36
Non-GAAP earnings per share - Diluted	$5.20	$5.04	$4.79

An itemized reconciliation between net income attributable to Biogen Inc. on a GAAP and Non-GAAP basis is as follows:

	For the Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
GAAP net income attributable to Biogen Inc.	$747.6	$649.2	$970.9
Adjustments:
TECFIDERA litigation settlement and license chargesA	—	454.8	—
Amortization of acquired intangible assetsB	448.5	101.6	85.7
(Gain) loss on fair value remeasurement of contingent consideration	10.0	(4.0)	2.3
(Gain) loss on deconsolidation of variable interest entities	—	(4.4)	—
Hemophilia business separation costs	19.2	12.6	—
Restructuring, business transformation and other cost saving initiatives:			—
Restructuring chargesC	—	11.8	9.7
Cambridge manufacturing facility rationalization costsD	—	17.8	—
Income tax effect related to reconciling items	(102.4)	(146.2)	(19.2)
Non-GAAP net income attributable to Biogen Inc.	$1,122.9	$1,093.2	$1,049.4

A In January 2017 we entered into a settlement and license agreement among Biogen Swiss Manufacturing GmbH, Biogen International Holding Ltd., Forward Pharma and certain related parties, which was effective as of February 1, 2017. Pursuant to the agreement, we obtained U.S. and rest of world licenses to Forward Pharma's intellectual property, including Forward Pharma's intellectual property related to TECFIDERA. In exchange, we paid Forward Pharma $1.25 billion in cash. During the fourth quarter of 2016, we recognized a pre-tax charge of $454.8 million and in the first quarter of 2017 we recognized an intangible asset of $795.2 million related to this agreement.
The pre-tax charge recognized in the fourth quarter of 2016 represented the fair value of our licenses to Forward Pharma’s intellectual property for the period April 2014, when we started selling TECFIDERA, through December 31, 2016. The intangible asset represented the fair value of the U.S. and rest of world licenses to Forward Pharma’s intellectual property related to TECFIDERA revenues for the period January 2017, the month in which we entered into the agreement, through December 2020, the last month before royalty payments could first commence pursuant to the agreement.
B Amortization of acquired intangible assets for the three months ended March 31, 2017 includes $353.6 million of impairment and amortization charges related to the intangible asset associated with our U.S. and rest of world licenses to Forward Pharma’s intellectual property related to TECFIDERA, as discussed in Note A above. As we prevailed in the U.S. proceeding in March 2017, we evaluated the recoverability of the U.S. asset acquired from Forward Pharma and recorded an impairment charge to adjust the carrying value of the acquired U.S. asset to fair value reflecting the impact of the developments in the U.S. legal dispute over certain TECFIDERA intellectual property rights. We also continued to amortize the remaining net book value of the U.S. and rest of world licenses in our consolidated statements of income utilizing an economic consumption model.

C Restructuring charges for the three months ended December 31, 2016 and March 31, 2016 include charges of $4.4 million and $9.7 million, respectively, incurred in connection with cost savings measures primarily intended to realign our organizational structure in anticipation of the changes in roles and workforce resulting from our decision to spin-off our hemophilia business, and to achieve further targeted cost reductions. Restructuring charges for the three months ended December 31, 2016, also include severance charges of $7.4 million related to employee separation costs as a result of our decision to vacate and cease manufacturing in Cambridge, MA and vacate our warehouse in Somerville, MA.
D Cambridge manufacturing facility rationalization costs reflect additional depreciation, the write-down of excess inventory and other direct costs associated with our decision to vacate and cease manufacturing in Cambridge, MA and vacate our warehouse in Somerville, MA. Additional depreciation expense, which totaled $14.0 million for the three months ended December 31, 2016, is included in cost of sales, excluding amortization of acquired intangible assets in our condensed consolidated statements of income. Also reflected in this amount for the three months ended December 31, 2016 are charges of $1.4 million for the write-down of excess inventory, which are included in cost of sales, excluding amortization of acquired intangible assets in our condensed consolidated statements of income.

Use of Non-GAAP Financial Measures
We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “Non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these Non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These Non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Inc. and diluted earnings per share.
Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from "GAAP net income attributable to Biogen Inc." and "GAAP earnings per share - Diluted":
1. Purchase accounting and merger-related adjustments
We exclude certain purchase accounting related items associated with the acquisition of businesses, assets and amounts in relation to the consolidation or deconsolidation of variable interest entities for which we are the primary beneficiary. These adjustments include, but are not limited to, charges for in-process research and development, the amortization of certain acquired intangible assets, and charges or credits from the fair value remeasurement of our contingent consideration obligations.
2. Hemophilia business separation costs
We have excluded costs that are directly associated with the set up and spin-off of our hemophilia business into an independent, publicly-traded company. These costs represent incremental third party costs attributable solely to hemophilia separation and set up activities.
3. Restructuring, business transformation and other cost saving initiatives
We exclude costs associated with the company’s execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus R&D activities. These costs may include employee separation costs, retention bonuses, facility closing and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to changes in anticipated usage, and other costs or credits that management believes do not have a direct correlation to our on-going or future business operations.
4. Other items
We evaluate other items of income and expense on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis, including in the fourth quarter of 2016, TECFIDERA litigation settlement and license charges. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc.

TABLE 4

BIOGEN INC. AND SUBSIDIARIES
PRODUCT REVENUES
(Unaudited) (in millions)

	For the Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
(In millions)	United States	Rest of World	Total	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$751.1	$207.1	$958.2	$799.7	$202.3	$1,002.0	$744.3	$201.6	$945.9
Interferon*	464.8	183.5	648.3	488.1	200.1	688.2	467.5	202.9	670.4
TYSABRI	305.5	239.5	545.0	288.7	185.2	473.9	288.2	188.8	477.0
FAMPYRA	—	20.5	20.5	—	22.0	22.0	—	20.2	20.2
ZINBRYTA	—	10.7	10.7	—	5.9	5.9	—	—	—
Hemophilia:
ELOCTATE	42.2	6.2	48.4	126.2	22.8	149.0	98.7	9.0	107.7
ALPROLIX	21.0	5.0	26.0	73.7	19.5	93.2	64.6	10.4	75.0
Spinal Muscular Atrophy:
SPINRAZA	46.4	1.0	47.4	4.6	—	4.6	—	—	—
Other Product Revenues:
FUMADERM	—	9.7	9.7	—	11.4	11.4	—	11.4	11.4
BENEPALI	—	65.3	65.3	—	52.7	52.7	—	1.8	1.8
FLIXABI	—	0.6	0.6	—	—	—	—	—	—
Total product revenues	$1,631.0	$749.1	$2,380.1	$1,781.0	$721.9	$2,502.9	$1,663.3	$646.1	$2,309.4
*Interferon includes AVONEX and PLEGRIDY